Exhibit 99.6

Sizeler Property Investors, Inc. Reports Sale of Lakeview Club Apartments

New Orleans, Louisiana – January 5, 2005 – Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that at the end of 2004 it sold Lakeview Club Apartments, a 443-unit apartment community located in Fort Lauderdale (Oakland Park), Florida to RAK Group Acquisition Corporation, a private investor. The Company had acquired this property in 1994. The contract sale price was $43.8 million, or approximately $98,900 per unit. The book value of the property was approximately $23.3 million on the date of sale.

The Company stated that this transaction is in keeping with its previously announced strategic initiative which is focused on changing future real estate allocations in the Company’s portfolio – both geographically and by type of asset – as well as the realization of appreciated asset values in today’s market and the reduction of outstanding debt. The purchaser was an unrelated party with respect to the Company and its officers and directors.

The proceeds of the sale net of closing costs and fees of the transaction (approximately $2.7 million) were used to reduce the Company’s bank credit line borrowings and long-term mortgage debt by approximately $40.5 million, and the remaining net proceeds were available for general corporate purposes.

Sidney W. Lassen, Chairman and CEO, stated that “the Company views appreciated property values in its current portfolio as a source of capital to fund the development and acquisition of new properties consistent with its previously announced strategic initiative. The Company’s long-term goal is to have a minimum of 65% of its assets in higher growth markets, such as Florida. The Company’s focus will be on building and acquiring larger properties in these markets. The Board is committed to its long standing strategy of having a portfolio consisting of both retail and apartment properties because these property types are counter-cyclical to each other as evidenced by the respective performance of these asset classes over the years.”

Sizeler Property Investors, Inc. is a equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties – sixteen in Louisiana, eleven in Florida and four in Alabama.

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; as well as (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.